Exhibit 8.3

[Letterhead of Osler, Hoskin & Harcourt LLP]

April 7, 2011

Bank of Montreal

100 King Street West

1 First Canadian Place

Toronto, Ontario

M5X 1A1

Canada

Ladies and Gentlemen:

We have acted as Canadian federal income tax counsel to the Bank of Montreal (“BMO”), a Canadian bank chartered under the Bank Act (Canada), in connection with the proposed merger (the “Merger”) of Marshall & Ilsley Corporation (“M&I”), a Wisconsin corporation, with and into Mike Merger Sub, LLC, a Delaware limited liability company that is an indirect, wholly owned subsidiary of BMO pursuant to the Agreement and Plan of Merger (the “Agreement”) dated as of December 17, 2010, between BMO and M&I. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of the Form F-4 (as amended or supplemented through the date hereof, the “Registration Statement”), including the joint proxy statement/prospectus forming a part thereof, we are rendering our opinion concerning certain Canadian federal income tax matters.

In providing our opinion, we have examined the Agreement, the Registration Statement, the joint proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), and (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable Canadian federal income tax law, which may change prior to the Effective Time, the exchange of M&I common stock for BMO common stock (and cash in lieu of a fractional share of BMO common stock) pursuant to the Merger will not give rise to tax under the Income Tax Act (Canada) and the Income Tax Regulations (the “Canadian Tax Act”) for a holder of M&I common stock who, for purposes of the Canadian Tax Act and at all relevant times (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with BMO; (3) is not affiliated with BMO; (4) will hold BMO common stock as capital property; (5) does not use or hold, and is not deemed to use or hold, the M&I common stock or the BMO common stock in a business carried on in Canada; and (6) is not an insurer carrying on an insurance business in Canada and elsewhere.

Our opinion is based on the current provisions of the Canadian Tax Act and our understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. Our opinion takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that the Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. Our opinion does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP